Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated March 30, 2010 with respect to the consolidated financial statements and schedule included in the Annual Report of BioFuel Energy Corp. on Form 10-K for the year ended December 31, 2009, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Denver, Colorado
December 14, 2010